PRESS RELEASE - For Immediate Release     For Further Information Contact:

   April 18, 1996                               Mark L. Pulaski
                                                (717) 231-5702

           KEYSTONE FINANCIAL REPORTS FIRST QUARTER RESULTS

      HARRISBURG, PA, April 18 - Keystone Financial, Inc., (NMS, NASDAQ: KSTN), Pennsylvania's seventh largest bank holding company, today announced results for the first quarter ended March 31, 1996.

      First quarter net income rose to $16,857,000, or 67 cents per share compared to $14,656,000, or 63 cents per share for the same period last year and represented a six percent increase in earnings per share. First quarter return on average assets was 1.36 percent and return on average equity was 14.02 percent.

      Assets at the close of the first quarter increased to $4,966,610,000, from $4,679,942,000 on the same date last year. Loans increased to $3,355,552,000, from $3,237,611,000 at the end of 1995's first quarter, while deposits grew to $3,990,379,000, from $3,825,127,000.

      "We are pleased with first quarter results, especially given the impact of the harsh winter. Revenue production and relationship banking, a key component of our corporate strategy, remain priorities for us. Through relationship banking we intend to translate value-added solutions to our customer's financial needs into higher levels of income," Carl L. Campbell, president and chief executive officer, commented.

      "Asset quality also remains strong and steps taken during the quarter to centralize our collections efforts and dispose of our credit card loan portfolio will help ensure the continued high quality of our assets," Campbell concluded.

      Keystone Financial, with assets of approximately $5 billion, has five member banks -- Pennsylvania National Bank, Pottsville; Northern Central Bank, Williamsport; Mid-State Bank, Altoona; Frankford Bank, Horsham; and American Trust Bank N.A., Cumberland, MD -- which together operate 154 offices in Pennsylania, Maryland and West Virginia.

                                     ####